As filed with the Securities and Exchange Commission on January 12, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Crown Castle International Corp.

(Exact name of Registrant as specified in its charter)

Delaware	76-0470458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

510 Bering Drive

Suite 600

Houston, Texas 77057

(713) 570-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

W. Benjamin Moreland

Chief Financial Officer

Crown Castle International Corp.

510 Bering Drive, Suite 600

Houston, Texas 77057

(713) 570-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen L. Burns, Esq. James C. Woolery, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	E. Blake Hawk, Esq. General Counsel Crown Castle International Corp. 510 Bering Drive, Suite 600 Houston, Texas 77057 (713) 570-3000

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.01 per share (and associated Series A Participating Cumulative Preferred Stock Purchase Rights) issuable upon exercise of warrants (2)	632,100(3)	$33.09	$20,916,189	$2,238.04

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based upon a price which represents the highest of (a) the price at which the warrants may be exercised; (b) the offering price of securities of the same class included in this registration statement; or (c) the price of securities of the same class, as determined pursuant to Rule 457(c), based on the average of the high and low sales prices on the New York Stock Exchange on January 10, 2007.

(2)	This registration statement also relates to rights to purchase shares of the registrant’s Series A Participating Cumulative Preferred Stock, par value $0.01 per share, which are attached to all shares of common stock. Until the occurrence of certain prescribed events, the rights to purchase shares of preferred stock are not exercisable, are evidenced by the certificates representing the common stock and are transferred with and only with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock and no separate consideration is to be received for the rights.

(3)	The shares being registered consist of 632,100 shares of common stock issuable upon exercise of warrants outstanding as of the date hereof and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of such warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

PROSPECTUS

CROWN CASTLE INTERNATIONAL CORP.

632,100 Shares of Common Stock, par value $0.01 per share

The 632,100 shares of common stock of Crown Castle International Corp. offered by this prospectus are shares of common stock issuable under warrants (the “warrants”) that were initially issued by Global Signal Inc. in connection with Global Signal’s (then known as Pinnacle Holdings Inc.) voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, in accordance with Global Signal’s Second Amended Joint Plan of Reorganization (the “reorganization”), which became effective on November 1, 2002. In November 2002, in connection with the reorganization, Global Signal issued warrants to purchase 1,229,850 shares of Global Signal common stock. As of January 10, 2007, warrants to purchase 392,608 shares of Global Signal common stock remained outstanding. Outstanding warrants are exercisable through November 2, 2007. Each warrant entitled the holders to purchase from Global Signal two shares of Global Signal common stock for each warrant. The warrants were issued pursuant to an exemption from registration under the Securities Act in reliance on the provisions of Section 1145 of the United States Bankruptcy Code.

On January 12, 2007, we completed a merger transaction (the “merger”) wherein we acquired all of the outstanding stock of Global Signal. In connection with the acquisition, we assumed all of Global Signal’s obligations under the warrants and the Warrant Agreement between Global Signal and American Stock Transfer & Trust Company, dated as of February 13, 2006 (the “warrant agreement”). Pursuant to the terms of the warrants and the warrant agreement, the warrants became exercisable into shares of our common stock.

We will receive proceeds from the exercise of the warrants by the holders of the warrants. Assuming all of the currently outstanding warrants are exercised, we will receive gross proceeds of approximately $3,348,946. The warrants may be exercised at any time through November 2, 2007. As a result of the merger, the warrants entitle the holder to purchase from us 3.22 shares of our common stock for each warrant. The current exercise price of the warrants is $5.30 per share of our common stock, or $17.06 per warrant.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “CCI”. The last reported sale price of our common stock on January 11, 2007 was $33.90 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2007.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

SUMMARY OF THE PROSPECTUS

This summary highlights information from this prospectus and may not contain all of the information that is important to you. Accordingly, we encourage you to carefully read this entire prospectus, including the documents that are incorporated by reference. You may obtain a copy of the documents that we have incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 12 of this prospectus.

Our Business

Crown Castle owns, operates and leases towers for wireless communications. We engage in such activities through a variety of structures, including subleasing and management arrangements. As of September 30, 2006, we owned, leased or managed 12,910 towers, including 11,525 towers in the United States and Puerto Rico and 1,385 towers in Australia. Our real property interests in the sites on which our towers are located consist primarily of leasehold and sub-leasehold interests, fee interests, easements, licenses and rights-of-way, with approximately 84% of our property interests in such sites being pursuant to ground lease, sublease or license as of September 30, 2006. Our customers currently include many of the world’s major wireless communications companies, including Cingular Wireless, Verizon Wireless, Sprint Nextel, T-Mobile, Alltel Corporation, SingTel Optus and Vodafone Australia.

In the United States, Puerto Rico and Australia, our core business is the leasing (including via licensing) of antenna space on our towers that can accommodate multiple tenants (co-location). Our site rental leasing revenues are derived from this core business, which we are seeking to grow by increasing the utilization of our towers. Typically, these revenues result from long-term (five to ten years) contracts with customers with renewal terms at the option of the customer. As a result, in any given year approximately 95% of our site rental revenue has been contracted for in a prior year. We also provide certain network services relating to our towers on a limited basis for customers, including project management of antenna installations.

Our tower portfolios consist primarily of towers in various metropolitan areas. As of September 30, 2006, 50% of our towers in the United States and Puerto Rico were located in the 50 largest basic trading areas in the United States and Puerto Rico (“BTAs”), and 70% of our towers in the United States and Puerto Rico were located in the 100 largest BTAs. Through our Australia tower portfolio, we have a strategic presence in each of Australia’s major metropolitan areas, including Sydney, Melbourne, Brisbane, Adelaide and Perth.

As of September 30, 2006, Global Signal was one of the largest wireless communications tower operators in the United States. As of September 30, 2006, Global Signal owned, leased or managed a total of 10,997 wireless communications sites. Global Signal owned in fee or had permanent or long-term easements on the land under 1,795 of these towers and leased the land under the other 8,542 towers. In addition, as of September 30, 2006, Global Signal managed 660 towers, rooftops and other communications sites where it had the right to market space or where it had a sublease arrangement with the site owner.

For the years ended December 31, 2005 and 2004, substantially all of Global Signal’s revenues came from the ownership, leasing and management of communications towers and other communications sites. Although Global Signal had communications sites located in Canada and the United Kingdom, its communications sites were primarily located throughout the United States.

Global Signal’s customers included a wide variety of wireless service providers, government agencies, operators of private networks and broadcasters. These customers operated networks from Global Signal’s communications sites and provided wireless telephony, mobile radio, paging, broadcast and data services. As of September 30, 2006, Global Signal had an aggregate of more than 27,000 tenant leases on its communications sites with over 2,000 customers. Global Signal’s site revenues from wireless telephony tenants increased to 80.5% and 79.9%, respectively, of site revenues for the three months and nine months ended September 30, 2006, from 78.1% and 69.1%, respectively, of site revenues for the three months and nine months ended September 30, 2005.

Recent Developments

Merger with Global Signal Inc.

On January 12, 2007, we completed our acquisition of Global Signal. Upon completion of the merger, Global Signal was merged with and into CCGS Holdings LLC, a wholly owned subsidiary of ours. At the closing of the merger, Global Signal had estimated debt outstanding of $1,844 million, all of which remained outstanding as obligations of the Global Signal entities acquired by us in the merger.

The transaction is valued at approximately $5,800 million, including Global Signal’s outstanding net debt at the closing of the merger. Global Signal’s revenues were approximately $368 million for its fiscal year ended December 31, 2005 and approximately $371 million for the nine months ended September 30, 2006. In exchange for each of its shares of Global Signal common stock, each Global Signal stockholder was entitled to elect to receive consideration of either $55.95 in cash or 1.61 shares of our common stock. The cash portion, which was capped at an aggregate amount of $550 million and was prorated among Global Signal stockholders who made cash elections to the extent the aggregate amount of cash consideration elected exceeded this cap, was primarily financed by a portion of the proceeds of the offering by certain of our indirect subsidiaries of $1,550 million of Senior Secured Tower Revenue Notes, Series 2006-1 (the “2006 Tower Revenue Notes”) that was consummated on November 29, 2006.

The merger with Global Signal was approved by Global Signal’s stockholders at a special meeting of stockholders on January 11, 2007. The issuance of our common stock pursuant to the merger to stockholders of Global Signal was approved by our stockholders at a special meeting of stockholders on January 11, 2007.

Other Recent Developments

On January 9, 2007, our subsidiary Crown Castle Operating Company entered into a credit agreement (“credit facility”) with a syndicate of lenders, pursuant to which such lenders agreed to provide Crown Castle Operating Company with a $250 million senior secured revolving credit facility maturing January 8, 2008.

The credit facility is secured by a pledge of certain equity interests of certain of our existing and future subsidiaries, as well as a security interest in Crown Castle Operating Company’s deposit accounts and securities accounts. The credit facility is guaranteed by the us and certain of our existing and future subsidiaries.

The proceeds of the credit facility may be used for general corporate purposes, which may include the financing of capital expenditures, acquisitions and purchases of the our securities. Availability under the credit facility at any time will be determined by certain financial ratios. As of January 11, 2007, the credit facility remained undrawn.

Our Corporate Information

Our executive offices are located at 510 Bering Drive, Suite 600, Houston, Texas 77057, and our telephone number at that location is (713) 570-3000. Our website can be accessed at www.crowncastle.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING

Common stock of Crown Castle International Corp. issuable upon exercise of warrants	632,100 shares

Total Proceeds	Assuming all of the currently outstanding warrants are exercised, we will receive gross proceeds of approximately $3,348,946

NYSE Symbol	CCI

Risk Factors	See “Risk Factors” and the other information incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters. Statements contained in this prospectus or incorporated by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to future business prospects, revenues and income, wherever they occur in this prospectus or documents incorporated by reference in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, those factors described in the section entitled “Risk Factors” beginning on page 3 of this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in Global Signal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Readers also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in Crown Castle described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, each filed with the U.S. Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider those risks as well as those set forth below and other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

The merger could cause disruptions in our businesses, which could have an adverse effect on our businesses and financial results.

The merger could cause disruptions in or otherwise negatively impact our businesses. Among other things:

•	the business combination of Crown Castle and Global Signal may disrupt our business relationships with current customers and customers of Global Signal, who may delay or defer decisions about current and future agreements with us because of the merger;

•	current and prospective employees of the combined company may experience uncertainty about their future roles with us, which might adversely affect our ability to retain key managers and other employees; and

•	the attention of management may be directed toward the integration of Crown Castle and Global Signal and away from other business operations.

The integration of Crown Castle and Global Signal following the merger is expected to result in substantial expenses and may present significant challenges.

We may face significant challenges in integrating the operations of Global Signal in a timely and efficient manner and retaining key Global Signal personnel. This integration will be complex and time-consuming. The failure to successfully integrate Crown Castle’s and Global Signal’s businesses and to manage the challenges presented by the integration process successfully, including the retention of key Global Signal personnel, may result in the combined company and its stockholders not achieving the anticipated potential benefits of the merger.

Achieving the benefits of the merger will depend in part on the integration of Crown Castle’s and Global Signal’s operations, wireless communications tower portfolios and personnel in a timely and efficient manner and the ability of the combined company to realize the anticipated synergies from this integration. This integration may be difficult and unpredictable for many reasons, including, among others, the size of Global Signal’s wireless communications tower portfolio and because Crown Castle’s and Global Signal’s internal systems and processes were developed without regard to such integration. Successful integration of Crown Castle and Global Signal also requires coordination of different personnel, which may be difficult and unpredictable because of possible cultural conflicts and differences in policies, procedures and operations between the companies and the different geographical locations of the companies and their assets. If the integration of Crown Castle and Global Signal is not successful, the combined company might not realize the expected benefits of the merger, which could adversely affect the combined company’s business and the value of our common stock after the merger.

We expect to incur substantial expenses in connection with the integration of the business, policies, procedures, operations and systems of Global Signal. There are a large number of systems that must be integrated, including management information, accounting and finance, sales, billing, payroll and benefits, lease administration systems and regulatory compliance.

Although we expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, no assurances can be made that this net benefit will be achieved in the near term, or at all, and there are a number of factors, some of which are beyond our control, that could affect the total amount or the timing of all of the expected integration expenses.

The assets of Global Signal acquired pursuant to the merger may not perform as expected by us, which could have an adverse effect on our business, financial condition or results of operations.

In evaluating the anticipated benefits of a potential transaction with Global Signal, we performed due diligence on Global Signal’s tower portfolio and other assets acquired pursuant to the merger, which due diligence included, among other things, analyzing tower locations, visiting select tower sites, evaluating radio frequency information and evaluating potential carrier customer demand. The results of this due diligence were used to support assumptions that were made by us in creating financial models to evaluate the potential future performance of Global Signal’s assets and the combined company. There can be no assurances, however, that the towers and other assets of Global Signal will perform as expected by us based on our due diligence and provide the combined company with the benefits that have been anticipated. A variety of factors could cause these assets not to provide such benefits, including, among other things:

•	the inability to procure additional ground space at existing tower locations;

•	local and state restrictions on the ability to modify such towers; and

•	latent structural weaknesses associated with such towers and the related cost of repairing, reinforcing or upgrading them.

If Global Signal’s assets fail to perform as expected or we fail to otherwise realize the anticipated benefits of Global Signal’s assets for these or other reasons, our business, financial condition or results of operations could be adversely affected.

Our business depends on the demand for wireless communications and towers and may be adversely affected by any slowdown in such demand, including a slowdown attributable to wireless carrier consolidation and/or by the sharing of networks by wireless carriers.

Demand for our wireless communication sites (“sites”) will depend on demand for communication sites from wireless carriers, which, in turn, will depend on the demand for wireless services. The willingness of wireless carriers to utilize the combined company’s infrastructure will be affected by numerous factors, including:

•	consumer demand for wireless services;

•	availability and location of sites and alternative sites;

•	cost of capital, including interest rates;

•	availability of capital to wireless carriers;

•	willingness to co-locate equipment;

•	local and state restrictions on the construction of additional towers or modifications to existing towers;

•	cost of siting and building towers;

•	technological changes affecting the number or type of communications sites needed to provide wireless communications services to a given geographic area;

•	the ability to efficiently satisfy their service requirements; and

•	tax policies.

A slowdown in demand for a particular wireless segment could adversely affect the demand for our towers. Moreover, some wireless carriers operate with substantial indebtedness, and financial problems for customers could result in accounts receivable going uncollected, the loss of a customer (and associated lease revenue) or a reduced ability of these customers to finance expansion activities.

A slowdown in the deployment of equipment for new wireless technologies, the consolidation of wireless carriers, the sharing of networks by wireless carriers or the increased use of alterative sites could also adversely affect the demand for our towers. In addition, advances in technology, such as the development of new antenna systems, new terrestrial deployment technologies and new satellite systems, may reduce the need for terrestrial transmission networks or the combined company’s towers. To some extent, almost all of the above factors have occurred in recent years with an adverse effect on us and such factors are likely to persist in the future. The occurrence of any of these factors may negatively impact revenues, result in an impairment of assets or otherwise have a material adverse effect on us.

A substantial portion of our revenues is derived from a small number of customers—the loss or consolidation of, network sharing among, or financial instability of any of these customers may materially decrease revenues.

Although the combined company will have a more diverse customer base than either we or Global Signal had prior to the merger, a substantial portion of our total operating revenues will continue to be derived from a small number of customers. For the year ended December 31, 2005, on a pro forma basis after giving effect to the merger, approximately 76% of the combined company’s pro forma recurring revenues were derived from Sprint Nextel, Cingular Wireless, Verizon Wireless and T-Mobile, which represented 28%, 23%, 16% and 9% of consolidated revenues, respectively. The percentage set forth in the preceding sentence for Sprint Nextel reflects the completed mergers of Sprint and Nextel Communications, Inc., and Sprint and certain of its affiliates, as if they had occurred as of January 1, 2005. The loss of any one of these large customers as a result of bankruptcy, consolidation, merger with other customers or otherwise may materially decrease the revenues of, and have other adverse effects on, our business. We cannot guarantee that the leases (including management service agreements) with these major wireless carrier customers will not be terminated or that these carriers will renew such agreements.

In the ordinary course of business, we also sometimes experience disputes with customers, generally regarding the interpretation of terms in their respective agreements. Although, historically, we and Global Signal have resolved these disputes on commercially reasonable terms, future disputes could lead to increased tensions and damaged relationships with customers that could have a material adverse effect on our business, results of operations and financial condition. If we are forced to resolve any of these disputes through litigation, our relationship with the applicable customer could be damaged, which could lead to decreased revenues or increased costs, resulting in a corresponding adverse effect on our business, results of operations and financial condition.

We incurred additional indebtedness in order to finance the merger, which will limit our operating flexibility, and the combined company’s indebtedness is greater than either company’s indebtedness immediately prior to the merger.

Following the merger, our indebtedness is greater than the indebtedness of either Crown Castle or Global Signal prior to the merger. As a consequence of our greater indebtedness, we are subject to restrictive covenants that further limit our financial and operating flexibility. For example, the limits imposed by our indebtedness restrict our and certain of our respective subsidiaries’ ability to take various actions, including incurring additional debt, guaranteeing indebtedness, issuing preferred stock, engaging in various types of transactions, including mergers and sales of assets, and paying dividends and making distributions or other restricted payments, including investments. These restrictions could have an adverse effect on our business by limiting our ability to take advantage of financing, new tower development, mergers and acquisitions or other opportunities.

The net indebtedness of Crown Castle as of September 30, 2006 was approximately $2,804 million, and the net indebtedness of Global Signal as of September 30, 2006 was approximately $1,690 million. Crown Castle financed the cash portion of the merger consideration with a portion of the proceeds of the offering by certain of its indirect subsidiaries of $1,550 million of 2006 Tower Revenue Notes that was consummated on November 29, 2006. Global Signal had estimated debt outstanding of $1,844 million as of the closing of the merger, all of which remained outstanding as obligations of the Global Signal entities acquired in the merger. At the closing of the merger, we had total consolidated debt of approximately $5,353 million. See “Unaudited Pro Forma Condensed Combined Financial Statements” on page 10.

As a result of the increase in debt, demands on our cash resources will increase, which could negatively impact our business, results of operations and financial condition and the market price of our common stock. For example, while the impact of this increased indebtedness will be addressed by the combined cash flows of Crown Castle and Global Signal, the increased levels of indebtedness could nonetheless:

•	create competitive disadvantages compared to other companies with lower debt levels;

•	make us more vulnerable to general adverse economic and industry conditions;

•	reduce funds available and make it more difficult for us to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements; and

•	limit flexibility in planning for, or reacting to, changes in the business or in the industry.

We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or pay our obligations under our preferred stock. In addition, we may need to refinance some or all of our indebtedness on or before maturity. If we are unable to refinance our debt or renegotiate the terms of such debt, we may not be able to meet our debt service requirements in the future.

We might not be able to protect our rights against persons claiming superior rights in our communications sites, which could adversely affect our ability to conduct business, secure financing and generate revenues.

Our real property interests relating to the sites on which our towers are located consist primarily of leasehold and sub-leasehold interests, fee interests, easements, licenses, rights-of-way and permits granted by governmental entities. A loss of these interests or failure to renew these interests on commercially viable terms may interfere with our ability to conduct business and generate revenues. For various reasons, we may not always have the ability to access, analyze and verify all information regarding titles and other issues prior to completing an acquisition of sites. As of September 30, 2006, approximately 10% of the combined company’s sites was on land where our property interests in such land have a final expiration date of less than ten years. Any inability to sufficiently protect our rights to the land under our towers may have a material adverse effect on us.

Our ability to protect our rights against persons claiming superior rights in towers or real property depends on our ability to:

•	recover under title insurance policies, the policy limits of which may be less than the purchase price or economic value of a particular tower;

•	in the absence of title insurance coverage, recover under title warranties given by tower sellers, which often terminate after the expiration of a specific period (typically nine months to three years), contain various exceptions and are dependent on the general creditworthiness of the sellers making the title warranties;

•	obtain estoppels from landlords in connection with the acquisitions, or in some cases the subsequent financing, of communications sites, which protect the collateral of our lenders and may provide a basis for defending post-closing claims arising from pre-closing events;

•	recover from landlords under title covenants contained in lease agreements, which are dependent on the general creditworthiness of the landlords making the title covenants; and

•	obtain non-disturbance agreements from mortgagees and superior lienholders of the land under our towers.

Resales of, and additional obligations to issue, our common stock may cause the market price of that stock to fall.

In connection with the merger, we will issue approximately 98.1 million shares of our common stock to Global Signal shareholders. We also will be obligated to issue up to approximately 632,100 additional shares of our common stock pursuant to the warrants. The issuance of these new shares and the sale of additional shares of our common stock that may become eligible for sale in the public market from time to time upon exercise of the warrants could have the effect of depressing the market price for our common stock.

Additionally, in connection with the acquisition, we entered into a stockholders agreement with significant stockholders (the “Global Signal significant stockholders”) of Global Signal pursuant to which we have agreed to file with the SEC a registration statement covering our common stock issued to them in the merger. If these stockholders sell a large number of our shares or if there is a perception that any of them intend to sell a large number of shares, the market price of our common stock could decline.

We may not be able to take full advantage of future growth opportunities due to various factors, including an inability to modify our towers or procure additional ground space or obtain additional financing.

The ability to add new customers and meet the needs of current customers as they expand their wireless network infrastructures depends in part on our ability to modify towers and procure additional ground space, which could be adversely affected by regulatory and other barriers, many of which may be beyond our control, including zoning and local permitting requirements, Federal Aviation Administration considerations, FCC tower registration and radio frequency emission procedures and requirements, historic preservation and environmental requirements, availability of tower components and additional ground space, availability of skilled construction personnel, weather conditions and environmental compliance issues. In addition, because public concern over tower proliferation has grown in recent years, many communities now restrict tower modifications or delay granting permits required for adding new customers.

Additionally, we may require additional sources of debt or equity capital in the future to fund future growth opportunities. Additional financing may not be available or may be restricted by the terms of outstanding indebtedness. If we are unable to raise capital when our needs arise, we may not be able to fund future growth opportunities.

We could be fined or lose the right to conduct some of our business if we fail to comply with applicable laws and regulations, which may change at any time.

A variety of federal, state, local and foreign laws and regulations apply to our business. Failure to comply with applicable requirements may lead to civil penalties or require us to assume indemnification obligations or breach contractual provisions. We cannot guarantee that existing or future laws or regulations, including state and local tax laws, will not adversely affect our business.

Consolidation among customers will result in duplicate or overlapping parts of networks which may result in a reduction of sites and have a negative effect on revenues.

Consolidation among customers will result in duplicate or overlapping parts of networks, which may result in a reduction of cell sites and impact revenues at our sites. Recent regulatory developments have made consolidation in the wireless industry easier and more likely. For example, in February 2002, the FCC enabled the ownership by a single entity of interests in both cellular carriers in overlapping metropolitan cellular service areas. In January 2003, the FCC eliminated the spectrum aggregation cap in a geographic area in favor of a case-by-case review of spectrum transactions. Also, in May 2003, the FCC adopted new rules authorizing wireless radio services holding exclusive licenses to freely lease unused spectrum. It is possible that at least some wireless carriers may take advantage of this relaxation of spectrum and ownership limitations and consolidate their businesses. Any industry consolidation could decrease the demand for our towers, which in turn may result in a reduction in our revenues.

We operate in a competitive industry and some competitors have more resources or less debt.

We face competition for site rental customers from various sources, including: (i) other large independent tower owners; (ii) wireless carriers that own and operate their own towers and lease antenna space to other carriers; (iii) alternative facilities such as rooftops, broadcast towers and utility poles; (iv) new alternative deployment methods; (v) site development companies that acquire antenna space on existing towers for wireless carriers and manage new tower construction; and (vi) local independent tower operators. Wireless carriers that own and operate their own tower portfolios generally are substantially larger and have greater financial resources than we have. Competition for tenants on sites may adversely affect lease rates and revenues.

Alternative technologies may significantly reduce demand for site leases and negatively impact the growth in our revenues.

The development and deployment of signal combining technologies, which permit one antenna to service multiple frequencies and, thereby, multiple customers, may reduce the need for our antenna space. In addition, other technologies, such as mobile satellite systems and the delivery of video services by direct broadcast satellites, may, in the future, serve as substitutes for or alternatives to leasing that might otherwise be anticipated or expected on our sites had such technologies not existed. Any reduction in site leasing demand resulting from multiple frequency antennas, satellite or other technologies may negatively impact our revenues or otherwise have a material adverse effect on us.

New wireless technologies may not deploy or be adopted by customers as rapidly as, or in the manner, projected.

There can be no assurances that third generation (“3G”) or other new wireless technologies will be introduced or deployed as rapidly as, or in the manner, previously or presently projected by the wireless or broadcast industries. The deployment of 3G in the United States has already been significantly delayed from prior projections. In addition, demand and customer adoption rates for such new technologies may be lower or slower than anticipated for numerous reasons. As a result, growth opportunities and demand for site rental or broadcast services as a result of such technologies may not be realized at the times or to the extent previously or presently anticipated.

Potential future claims related to health risks associated with radio frequency emissions from antennas on sites or wireless devices could adversely affect our operations, costs and revenues.

The FCC and other government agencies impose requirements and other guidelines on their licensees relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. If a connection between radio emissions and possible negative health effects were established, our operations, costs and revenues could be materially and adversely affected. We currently do not maintain any significant insurance with respect to these matters.

Additional Risks Associated with Our Business

For additional risks related to the operations of our business, see “Risk Factors” in Crown Castle’s and Global Signal’s respective Annual Reports on Form 10-K for the year ended December 31, 2005 and their respective Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006 and incorporated by reference into this prospectus. Because the risks and uncertainties facing each of Crown Castle and Global Signal differed prior to the merger, the market price of shares of our common stock after the merger and our results of operations, financial condition and liquidity may be affected by risks and uncertainties different from those that affected each of Crown Castle and Global Signal separately.

USE OF PROCEEDS

Assuming all of the currently outstanding warrants are exercised, we will receive gross proceeds of approximately $3,348,946. The proceeds from the offering of common stock pursuant to the exercise of the warrants will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The exercise price of the warrants of $5.30 per share of our common stock was determined by a formula set forth in the terms of the Agreement and Plan of Merger, dated as of October 5, 2006 (the “merger agreement”) among Global Signal Inc., Crown Castle International Corp. and CCGS Holdings LLC. Pursuant to the merger agreement, the exercise price of the warrants per share of our common stock (rounded up to the nearest whole cent) is equal to the quotient obtained by dividing (A) the aggregate exercise price for the shares of Global Signal common stock subject to each warrant as of the date and time the merger became effective by (B) the aggregate number of shares of our common stock subject to such warrant after giving effect to our assumption of Global Signal’s obligations under the warrants.

PLAN OF DISTRIBUTION

No underwriter is being utilized in connection with this offering or with the exercise of the warrants. We are registering the shares of common stock issuable upon the exercise of the warrants that were initially issued by Global Signal in connection with Global Signal’s (then known as Pinnacle Holdings Inc.) voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, in accordance with the reorganization, which became effective on November 1, 2002. In connection with the merger, we assumed all of Global Signal’s obligations under the warrants and the warrant agreement. We will issue the shares of common stock directly to the holders of the warrants, upon exercise of the warrants, from time to time after the date of this prospectus. The warrants are exercisable pursuant to the terms of the warrants and a warrant agreement between Global Signal and American Stock Transfer & Trust Company, as assumed by us. This prospectus does not cover resales of common stock received by the holders of the warrants upon exercise of the warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The information set forth under the heading “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” in our registration statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450, is incorporated herein by reference.

DESCRIPTION OF THE WARRANTS

In connection with Global Signal’s (then known as Pinnacle Holdings Inc.) voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York and in accordance with the reorganization, which became effective on November 1, 2002, Global Signal issued warrants to purchase 1,229,850 shares of Global Signal common stock. As of January 10, 2007, warrants to purchase 392,608 shares of Global Signal common stock remained outstanding. Outstanding warrants are exercisable through November 2, 2007. The warrants were issued pursuant to an exemption from registration under the Securities Act in reliance on the provisions of Section 1145 of the United States Bankruptcy Code. In connection with the merger, we assumed all of Global Signal’s obligations under the warrants and the warrant agreement. Pursuant to the terms of the warrants and the warrant agreement, the warrants became exercisable into shares of our common stock.

A complete description of the terms of the warrants is set forth in the warrant agreement. The warrant agreement and the form of certificate for the warrants are filed or incorporated by reference as Exhibit 4.5 and Exhibit 4.6, respectively, to the registration statement to which this prospectus relates and incorporated by reference herein. The following description of the warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The terms and conditions of the warrants generally remain unaffected by our assumption thereof. However, following completion of the merger, each warrant entitles the holder to purchase 3.22 shares of our common stock at an exercise price of $5.30 per share, or $17.06 per warrant. Each holder of a warrant has the right, which may be exercised on any business day until 5:00 p.m., New York City time on November 2, 2007, to purchase from us the number of shares of our common stock that the holder may at the time be entitled to receive upon payment of the exercise price then in effect for such warrant.

Upon surrender of the warrant certificate and payment of the exercise price, we (or our transfer agent) will deliver stock certificates representing the number of whole warrant shares to which the holder is entitled. If less than all of the warrants represented by a warrant certificate are exercised, such certificate shall be surrendered and a new warrant certificate of the same tenor and for the aggregate number of warrants that were not exercised, shall be executed.

No fractional shares will be issued upon exercise of the warrants. Instead, we (or our warrant agent) will pay to the holder of the warrant an amount in cash equal to the product of the “fair value” (as defined in the warrant agreement) per share of our common stock as of the business day next preceding the date of such exercise multiplied by such fraction of a share.

Prior to the exercise of any warrant, holders of the warrants are not entitled to any rights of a stockholder of Crown Castle, including, without limitation, the right to vote or to receive dividends or other distributions. Furthermore, the holders of the warrants are not entitled to receive any notice of any proceedings of Crown Castle except in certain limited circumstances set forth in the warrant agreement.

The number of shares of our common stock purchasable upon exercise of the warrants is subject to adjustment in certain circumstances including, among others, (i) the payment by us of dividends in shares of our common stock or other distributions in shares of our common stock; (ii) a split-up of our common stock or (iii) the reclassification of our common stock.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements and schedule of Crown Castle International Corp. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2005 consolidated financial statements contains explanatory paragraphs describing Crown Castle’s restatement of its 2003 and 2004 consolidated financial statements, certain changes in accounting principles adopted in 2003, including Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and a change in accounting principle adopted in 2005, Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143”.

The consolidated financial statements of Global Signal Inc. appearing in Global Signal Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Global Signal management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. Copies of documents filed by us with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the shares of our common stock offered by this prospectus. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

Crown Castle SEC Filings	Period Covered or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Reports on Form 10-Q (including all amendments thereto)	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed on January 11, 2007, December 15, 2006, December 7, 2006, December 5, 2006, November 20, 2006, November 16, 2006, November 9, 2006, October 11, 2006, September 29, 2006, August 18, 2006, August 17, 2006, July 5, 2006, June 2, 2006, April 3, 2006, March 3, 2006, February 28, 2006 and February 13, 2006 (other than the portions of those documents not deemed to be filed)

Proxy Statement on Schedule 14A	Filed on April 11, 2006

The “Description of Capital Stock” section of our Registration Statement on Form 8-A filed with the SEC on August 4, 1998, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on July 10, 2000, as amended by Amendment No. 1 on Form S-3 filed with the SEC on July 17, 2000, the “Description of Crown Castle Capital Stock” section of our Registration Statement on Form S-4 filed with the SEC on November 6, 2006, as amended by Amendment No. 1 on Form S-4 filed with the SEC on November 29, 2006, and any other amendments and reports filed for the purpose of updating such description

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed), as well as proxy statements.

We incorporate by reference the following documents filed by Global Signal Inc. with the SEC:

Global Signal SEC Filings	Period Covered or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

You may obtain any of the documents incorporated by reference through us or the SEC or its Internet website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Crown Castle International Corp.

510 Bering Drive

Suite 600

Houston, Texas 77057

Attention: Corporate Secretary

(713) 570-3000

You will not be charged for any of these documents that you request. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

We have not authorized anyone to give any information or make any representation about the offering or us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

CROWN CASTLE INTERNATIONAL CORP.

COMMON STOCK

PROSPECTUS

JANUARY 12, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities being registered:

SEC filing fee	$2,238
Legal fees and expenses	25,000
Accounting fees and expenses	40,000
New York Stock Exchange Additional Listing Fee	5,000
Printing expenses	2,000
Registrar and Transfer Agent and Warrant Agent Fees	4,852

Total	$79,090

Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Accordingly, the certificate of incorporation of the registrant provides that the registrant shall, to the maximum extent permitted under the DGCL, indemnify each person who is or was a director or officer of the registrant. The registrant may, by action of the board of directors, indemnify other employees and agents of the registrant, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the registrant, with the same scope and effect as the indemnification of directors and officers of the registrant. However, the registrant shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the certificate of incorporation or otherwise by the registrant. The registrant may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the certificate of incorporation.

Furthermore, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

The registrant’s by-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the registrant or, while a director or officer of the registrant, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the registrant to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the registrant shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors or is a Proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the registrant’s by-laws. The registrant shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the registrant as authorized in the registrant’s by-laws or otherwise.

The registrant’s by-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the registrant’s by-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, other provision of the registrant’s by-laws or otherwise. The registrant may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the registrant or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The registrant’s by-laws further provide that the registrant may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the registrant the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the registrant or a subsidiary thereof and to any person who is or was serving at the request of the registrant or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the registrant or a subsidiary thereof, to the fullest extent of the provisions of the registrant’s by-laws with respect to the indemnification and advancement of expenses of directors and officers of the registrant.

The registrant carries liability insurance for its directors and officers.

Item 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The exhibits required to be filed as part of this registration statement are listed in the attached Exhibit Index.

Item 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of the registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 12th day of January, 2007.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ W. Benjamin Moreland
W. Benjamin Moreland Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of Crown Castle International Corp. whose signatures appear below hereby constitute and appoint John P. Kelly and W. Benjamin Moreland, or either of them, to act severally as attorneys-in-fact and agents, with power of substitution and resubstitution, for each of them in any and all capacities, to sign any amendments to this report and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John P. Kelly John P. Kelly	President and Chief Executive Officer, Director (Principal Executive Officer)	January 12, 2007

/s/ W. Benjamin Moreland W. Benjamin Moreland	Chief Financial Officer, Director (Principal Financial Officer)	January 12, 2007

/s/ Rob A. Fisher Rob A. Fisher	Vice President and Controller (Principal Accounting Officer)	January 12, 2007

/s/ J. Landis Martin J. Landis Martin	Chairman of the Board of Directors	January 12, 2007

/s/ Ari Q. Fitzgerald Ari Q. Fitzgerald	Director	January 12, 2007

/s/ Robert E. Garrison II Robert E. Garrison II	Director	January 12, 2007

/s/ Randall A. Hack Randall A. Hack	Director	January 12, 2007

/s/ Dale N. Hatfield Dale N. Hatfield	Director	January 12, 2007

/s/ Lee W. Hogan Lee W. Hogan	Director	January 12, 2007

/s/ Edward C. Hutcheson, Jr. Edward C. Hutcheson, Jr.	Director	January 12, 2007

/s/ Robert F. McKenzie Robert F. McKenzie	Director	January 12, 2007

Robert H. Niehaus	Director

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of October 5, 2006, among Global Signal Inc., Crown Castle International Corp. and CCGS Holdings LLC (1)
4.1	Provisions of the Restated Certificate of Incorporation of Crown Castle International Corp., dated August 21, 1998, that define the rights of security holders of Crown Castle International Corp., as amended on June 12, 2002(2)
4.2	Amended and Restated By-laws of Crown Castle International Corp., dated August 21, 1998, that define the rights of security holders of Crown Castle International Corp., as amended on February 20, 2003(3)
4.3	Amended and Restated Rights Agreement dated as of September 18, 2000, between Crown Castle International Corp. and ChaseMellon Shareholder Services L.L.C.(4)
4.4	Amendment No. 1, dated as of October 5, 2006, to the Amended and Restated Rights Agreement, dated as of September 28, 2000, between Crown Castle International Corp. and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent(5)
4.5	Warrant Agreement between Global Signal Inc. and American Stock Transfer & Trust Company, dated as of February 13, 2006(6)
4.6	Form of Warrant to Purchase Common Stock of Global Signal Inc.
4.7	Assumption Agreement between Crown Castle International Corp. and American Stock Transfer & Trust Company, dated as of January 5, 2007
4.8	Specimen Certificate of Crown Castle International Corp.’s common stock(7)
5.1	Opinion of Cravath, Swaine & Moore LLP regarding the validity of the securities being registered in this registration statement
23.1	Consent of KPMG LLP, independent registered public accounting firm of Crown Castle International Corp.
23.2	Consent of Ernst & Young LLP, independent registered certified public accounting firm of Global Signal Inc.
23.3	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this registration statement)

(1)	Incorporated by reference to Annex A to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450.

(2)	Incorporated by reference to Exhibit 3.1 to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450.

(3)	Incorporated by reference to Exhibit 3.2 to Crown Castle International Corp.’s Registration Statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450.

(4)	Incorporated by reference to the Exhibit 6 to the Registration Statement on Form 8-A previously filed by the registrant on September 19, 2000 (File No. 333-57283).

(5)	Incorporated by reference to Exhibit 4.2 to Form 8-K filed previously filed by the registrant on October 11, 2006 (File No. 001-16441).

(6)	Incorporated by reference to Exhibit 4.4 to Global Signal Inc.’s Annual Report on Form 10-K previously filed on March 16, 2006 (File No. 001-32168).

(7)	Incorporated by reference to the Exhibit 4.6 in the Registration Statement on Form S-1 previously filed by the registrant (File No. 333-57283).